AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of January 23, 1996 (this "Agreement"), between First Maryland Bancorp, a Maryland corporation ("First Maryland"), FMB Acquisition Corporation, a Maryland corporation ("Newco"), and 1st Washington Bancorp, Inc., a Delaware corporation ("Falcon").

         NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, the parties hereto agree as follows:

         ARTICLE I:  THE MERGER

         1.1  Merger.  (a) At the  Effective  Time of the Merger (as  defined in
Article VI hereof), Newco shall be merged with and into Falcon, the separate corporate existence of Newco shall cease, and Falcon shall be the surviving company and shall become a wholly owned subsidiary of First Maryland (the "Merger").

         (b) Falcon shall thereupon and thereafter: (i) possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be taken and deemed to be transferred to and vested in Falcon without further act or deed, and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger; and (ii) be responsible and liable for all the liabilities and obligations of each of the corporations so merged.

         1.2 Charter; By-Laws; Directors and Officers. The Certificate of Incorporation and By-Laws of the surviving company of the Merger shall be those of Falcon, as in effect immediately prior to the Effective Time of the Merger. The directors and officers of Newco immediately prior to the Effective Time of the Merger shall be the directors and officers of the surviving company of the Merger until their successors are elected and qualify.

         1.3 Taking of Necessary Action. In case at any time after the Effective Time of the Merger, First Maryland shall consider it necessary or desirable that any further deeds, assignments or assurances in law or any other acts be undertaken to (a) vest, perfect or conform, of record or otherwise, in First Maryland its right, title or interest in, to or under any of the rights, properties or assets of Falcon, or (b) otherwise carry out the purposes of this Agreement, Falcon and its officers and directors shall be deemed to have granted to First Maryland an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or conform, of record or otherwise, in First Maryland its right, title or interest in, to or under any of the rights, properties or assets of Falcon, or


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(ii) otherwise carry out the purposes of this Agreement, Falcon and its officers and directors shall be deemed to have granted to First Maryland an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to all acts necessary or proper to vest, perfect or conform title to and possession of such rights, properties or assets in First Maryland and otherwise to carry out the purposes of this Agreement, and the officers and directors of First Maryland are authorized in the name of Falcon or otherwise to take any and all such action.

         ARTICLE II:  TERMS OF THE MERGER.

         2.1 Conversion of Stock and Stock Options. At the Effec-tive Time of the Merger:

         (a) Each share of Falcon Common Stock (as defined herein) which is issued and outstanding at the Effective Time of the Merger (other than Dissenting Shares (as defined in Section 2.4)) shall, and without any action by the holder thereof, be converted into the right to receive $8.125 in cash (the "Cash Price") from First Maryland.

         (b) Each Falcon Option (as defined herein) which is issued and outstanding at the Effective Time of the Merger (whether or not then exercisable) shall, and without any action by the holder thereof, be converted into the right to receive cash in an amount (the "Option Cash Price") equal to the difference between the Cash Price and the per share exercise price of such option as set forth on the Falcon Disclosure Schedule (as defined herein).

         (c) Each share of Newco capital stock outstanding at the Effective Time of the Merger shall, without any action by Falcon or by the holder thereof, be converted into one share of Falcon Common Stock.

         (d) All shares of Falcon Common Stock that are owned by Falcon as treasury stock and all shares of Falcon Common Stock owned by First Maryland or any of its subsidiaries immediately prior to the Effective Time of the Merger, other than any such shares held directly or indirectly in trust accounts, managed accounts and similar accounts or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties and other than any shares of Falcon Common Stock held by First Maryland or its subsidiaries in respect of debt previously contracted, shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

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         2.2      Manner of Exchange.

         (a) After the Effective Time of the Merger, each holder of a certificate for theretofore outstanding shares of Falcon Common Stock, or each optionee under a Falcon Option, upon surrender to The First National Bank of Maryland, as exchange agent (the "Exchange Agent"), of such certificate or such instrument or agreement representing a Falcon Option, as applicable, and a letter of transmittal, which shall be mailed to each holder of a certificate for theretofore outstanding shares of Falcon Common Stock or an agreement for an Falcon Option, as applicable, by the Exchange Agent promptly following the Effective Time of the Merger, shall be entitled to receive in exchange therefor a cashier's check for the Cash Price or the Option Cash Price, as applicable. Until so surrendered, each outstanding certificate or agreement, as applicable, which, prior to the Effective Time of the Merger, represented Falcon Common Stock or a Falcon Option will be deemed to evidence the right to receive the Cash Price or the Option Cash Price, respectively. After the Effective Time of the Merger, there shall be no further registration or transfer on the records of Falcon of Falcon Common Stock and Falcon Options shall cease to be exercisable or convertible into Falcon Common Stock. No interest shall accrue or be payable on the Cash Price or the Option Cash Price, regardless of when any such amount is actually received by a holder of Falcon Common Stock or a Falcon Option.

         (b) At the Effective Time of the Merger, each Dissenting Share shall be treated in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law").

         2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Falcon Common Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by a stockholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Falcon Common Stock ("Dissenting Shares") pursuant to Section 262 of the Delaware Corporation Law shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.1 of this Agreement, unless and until such holder either shall fail to perfect such holder's right to dissent or shall have effectively withdrawn or lost such right under the Delaware Corporation Law, as the case may be. If such holder shall have so failed to perfect such holder's right to dissent or shall have effectively withdrawn or lost such right, each of such holder's Falcon Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Merger, the right to receive the Cash Price as provided in Section 2.1(a).


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         2.4 Withholding Rights.  First Maryland shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Falcon Common Stock or Falcon Options such amounts as First Maryland is required under the Code or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Falcon Common Stock or Falcon Options in respect of which such deduction and withholding was made by First Maryland.

         ARTICLE III:               REPRESENTATIONS AND WARRANTIES OF FALCON.

         Falcon makes the following representations and warranties to First Maryland on the date hereof and on the Effective Date of the Merger. As used in this Article III, "Falcon" means Falcon and all of its Subsidiaries (as defined herein) unless otherwise expressly stated

         3.1 Organization, Standing and Power. (a) Falcon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a material adverse effect upon the financial condition, results of operations, business or prospects of Falcon on a consolidated basis. Falcon is registered as a savings and loan holding company under the Home Owners Loan Act, as amended ("HOLA"). Falcon has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Falcon has delivered to First Maryland complete and correct copies of (i) its Certificate of Incorporation and all amendments thereto to the date hereof and (ii) its By-laws as amended to the date hereof.

         (b) Washington Federal Savings Bank ("Falcon Bank") is a savings bank duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Falcon has delivered to First Maryland complete and correct copies of (i) the charter of Falcon Bank and all amendments thereto to the date hereof and (ii) the by-laws of Falcon Bank as amended to the date hereof.

         3.2 Subsidiaries. The disclosure schedule delivered by Falcon to First Maryland as of the date of this Agreement (the "Falcon Disclosure Schedule") sets forth each corporation, partnership, limited liability company or other entity (other than Falcon Bank, which is also a Subsidiary) with respect to

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which  Falcon  owns or  controls  more than 50% of the  voting  power or control
(each, a "Subsidiary"). Each Subsidiary has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to do business in each jurisdiction in which its ownership or lease of property or the nature of its business makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a material adverse effect on the business, financial condition, results of operations or prospects of such Subsidiary. Each Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Falcon has obtained all necessary regulatory approvals and authorizations to own and operate each Subsidiary. Falcon has delivered to First Maryland complete and correct copies of the organic organizational documents, as amended to the date hereof, for each Subsidiary.

         3.3 Capital Structure. (a) The authorized capital stock of Falcon consists of 17,500,000 shares of common stock, $.01 par value ("Falcon Common Stock") and 1,000,000 shares of preferred stock $.01 par value (the "Preferred Stock"). On the date hereof, 9,882,877 shares of Falcon Common Stock were outstanding, no shares of Preferred Stock were outstanding, 398,000 shares of Falcon Common Stock were subject to Falcon Options and no shares of Falcon Common Stock were held in treasury. All of the outstanding shares of Falcon Common Stock are validly issued, fully paid and nonassessable. Except for the Falcon Options, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Falcon to issue, sell or otherwise dispose of or to purchase, redeem or otherwise acquire, any shares of Falcon Common Stock or Preferred Stock.

         (b) The authorized capital stock of Falcon Bank consists of 22,500,000 shares of common stock. On the date hereof, 9,882,877 shares of Falcon Bank common stock were outstanding and all of such outstanding shares are validly issued, fully paid and non-assessable and owned by Falcon, free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Falcon Bank or Falcon to issue, sell or otherwise dispose of or to purchase, redeem or otherwise acquire, any shares of common stock of Falcon Bank.

         (c) The authorized capital stock and number of shares outstanding as of the date hereof of each Subsidiary is set forth on the Falcon Disclosure Schedule. All such outstanding Subsidiary capital stock is validly issued, fully paid and non-assessable and owned by Falcon, free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever. There are no outstanding subscriptions, con-

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tracts,  conversion  privileges,   options,  warrants,  calls  or  other  rights
obligating Falcon or any Subsidiary to issue, sell or otherwise dispose of or to purchase, redeem or otherwise acquire, any shares of capital stock of any Subsidiary.

         (d) All outstanding shares of Falcon Common Stock have been issued in compliance with the applicable requirements of the Securities Act of 1933 and the rules and regulations promulgated pursuant thereto (the "1933 Act"). No person has any right, contractual or otherwise, to require registration of Falcon Common Stock under the 1933 Act. Except as set forth in the Falcon Disclosure Schedule, Falcon knows of no person who beneficially owns, or has the right to acquire, 5% or more of the outstanding common stock of Falcon as of the date hereof.

         3.4 Authority. (a) Subject to the approval of the Merger by the stockholders of Falcon in accordance with Delaware Corporation Law and as contemplated by Section 4.2 hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of Falcon, and this Agreement is a valid and binding obligation of Falcon, enforceable against Falcon in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Falcon with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Falcon is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Falcon or any of its properties or assets.

         (b) Assuming (i) that the requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto (the "Exchange Act") are met, (ii) that any filings or approvals required to be obtained from the Board of Governors of the Federal Reserve System (the "FRB") under or pursuant to the BHCA, from the Office of Thrift Supervision (the "OTS"), and from the Virginia State Corporation Commission under or pursuant to applicable state law are obtained, (iii) that the filing of any appropriate Certificate of Merger and Articles of Merger pertaining to the Merger is made, (iv) that the approval of the Merger and this Agreement by the holders of Falcon Common Stock is obtained, and (v) that such other consents as have been disclosed in the Falcon Disclosure Schedule are obtained, then no consent or approval by any governmental authority or other person is required in connection with the execution and delivery of Falcon of this Agreement or

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the consummation by Falcon of the transactions contemplated hereby.

         3.5 Investments. (a) All securities owned by Falcon of record and beneficially (i) are permissible investments for them under applicable federal law, (ii) except as disclosed on the Falcon Disclosure Schedule, are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the ability of Falcon freely to dispose of any such security at any time and (iii) are properly classified in accordance with generally accepted accounting principles on the Falcon Financial Statements as of September 30, 1995. Falcon does not own securities in an amount equal to 5% or more of the issued and outstanding voting securities of any issuer thereof, other than those of a Falcon Subsidiary. There are no voting trusts or other agreements or undertakings with respect to the voting of any such securities. With respect to all repurchase agreements to which Falcon is a party, Falcon, has a valid, perfected first lien security interest in the securities or other collateral securing the repurchase agreement, and the value of such securities or other collateral equals or exceeds the amount of the debt secured thereby.

         (b) Except as disclosed in the Falcon Disclosure Schedule, Falcon is not a party to any interest rate or currency exchange swap transaction, interest rate cap, collar or option, basis swap, forward rate contract, commodity swap, commodity option, equity or equity-linked swap or option, structured note, financial futures contract or any contract or agreement commonly known as a derivative contract or product (collectively, "Derivatives"). The purchase or acquisition of each Derivative by Falcon was in accordance with investment policies approved by the Board of Directors of Falcon.

         3.6 Reports and Financial Statements. Falcon has previously furnished First Maryland with true and complete copies of Annual Reports on Form 10-K for fiscal years 1990 through 1995 for Falcon or Falcon Bank, Falcon's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, and each other material report, schedule, registration statement and definitive proxy statement, filed by Falcon with the SEC from and after December 31, 1993 (collectively, the "Falcon Reports"). As of their respective dates, the Falcon Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Falcon included in the Falcon Reports (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be

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indicated  therein or in the notes thereto) and fairly present the  consolidated financial position of Falcon and its Subsidiaries (as hereinafter defined) as of the dates thereof and the results of their operations and changes in cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. Except as disclosed in the Falcon Reports, there exist no material liabilities of Falcon or any of its Subsidiaries, contingent or otherwise.

         3.7 Absence of Undisclosed Liabilities. At September 30, 1995, Falcon had no obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the unaudited interim financial statements contained in the Falcon Reports as of such date or disclosed in the notes thereto, and from September 30, 1995 through the date hereof Falcon has incurred no obligations or liabilities (contingent or otherwise) of any nature, except for those which in the aggregate are not material to the financial condition, results of operations, business or prospects of Falcon on a consolidated basis.

         3.8 Taxes. (a) Falcon has previously furnished to First Maryland true and correct copies of the all federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by Falcon or any Subsidiary for each of the fiscal years that remains open for examination or assessment of tax. Falcon has prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns and such information and other reports required to be filed by Falcon or any Subsidiary. Falcon has paid, or has made adequate provision or reserve for the payment of, all taxes imposed by any taxing authority on Falcon or any Subsidiary with respect to any Pre-Closing Tax Period (as hereinafter defined), together with any interest, additions or penalties related to any such taxes. Neither Falcon nor any Subsidiary (i) has consented to extend the statute of limitations with respect to the assessment of any tax, (ii) is a party to any action or proceeding by any governmental entity in connection with the determination, assessment or collection of any taxes or penalties, and to the best knowledge of Falcon no such action or proceeding is threatened, (iii) has received any deficiency notices or reports in respect of any material deficiencies for any tax, assessments, penalties or governmental charges or (iv) has failed to timely file any information or other reports required under applicable law.

         (b) The term "Pre-Closing Tax Period" shall mean (i) each taxable period that ends on or before the Effective Time of the Merger and (ii) any taxable period that includes (but does not end on) the Effective Time of the Merger (the period described in this clause (ii) being hereafter referred to as a "Straddle

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Period").  In the case of any tax for a Straddle Period,  the representation and warranty in the third sentence of this Section 3.1(g) shall be limited to the Pre-Closing Tax Amount determined as follows:

                  (1) in the case of a periodic tax that is not based on income or receipts (e.g., an ad valorem property tax), the "Pre-Closing Tax Amount" shall be an amount equal to the amount of such tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days elapsed between the beginning of the Straddle Period and the Effective Time of the Merger and the denominator of which is the total number of days in the Straddle Period; and

                  (2) in the case of any other tax, the "Pre-Closing Tax Amount" shall be the amount of such tax for which Falcon would have been liable if the Straddle Period had ended as of the close of business on the day of the Effective Time of the Merger.

         3.9 Options, Warrants and Related Matters. There are no outstanding unexercised subscriptions, contracts, conversion privileges, options, warrants, calls, commitments or agreements of any character to which Falcon is a party or by which it is bound, calling for the issuance of securities of Falcon or any Subsidiary or any security representing the right to purchase or otherwise receive any such security, except for the Falcon Options. The Falcon Disclosure Schedule lists as of the date hereof (i) the name of each holder of Falcon Options, (ii) the number of Falcon Options held by each such holder, and (iii) the exercise price of each Falcon Option held by each such holder.

         3.10 Property. (a) Falcon owns or leases all property reflected in the consolidated statements of condition of Falcon contained in the Falcon Reports as of September 30, 1995 (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the Financial Statements or the notes thereto, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair Falcon's consolidated business operations. The leases relating to leased property are in full force and effect and are fairly reflected in the Financial Statements, and true and correct copies of all such leases have been delivered by Falcon to First Maryland.

         (b) The Falcon Disclosure Schedule describes, as of the date hereof, all interests in real property owned, leased, subleased or otherwise claimed by Falcon, including other real estate owned. Except as set forth in the Falcon Disclosure

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Schedule,  Falcon has  "nondisturbance  agreements"  from all mortgagees of real
property  leased  or  subleased  by  them  and  utilized  in  their   respective
businesses.

         (c) All property and assets material to the business or operations of Falcon are in substantially good operating condition and repair and such property and assets are adequate for the business and operations of Falcon as currently conducted.

         3.11 Employee Matters. (a) The Falcon Disclosure Schedule sets forth as of the date hereof (i) the name, SSN, employment commencement date, original hire date (for employee benefit plan purposes) and current base salary of all present employees of Falcon, (ii) the entity by which each such employee is employed or retained, (iii) the current position or capacity of each such employee, (iv) all accrued vacation owed to each such employee, and (v) any accrued salary or wages owed to each such employee. Each listed employee receives a fixed salary and does not receive any commission or other cash compensation other than as set forth on the Falcon Disclosure Schedule. Except as set forth on the Falcon Disclosure Schedule, since September 30, 1995, Falcon has not increased the compensation payable to or to be payable to any of its employees, or instituted or changed any personnel policies, employee or fringe benefits or other compensation arrangements other than in the ordinary course of business or as provided for in this Agreement.

         (b) The Falcon Disclosure Schedule sets forth all employment, consulting, severance, bonus, retention or similar written agreements or arrangements to which Falcon is a party and which cover any individual listed as an employee on the Falcon Disclosure Schedule, or any former employee or independent contractor of Falcon. Falcon has previously provided First Maryland with true and complete copies of all such agreements and arrangements.

         (c) Except as set forth on the Falcon Disclosure Schedule, there are no investigations, claims or proceedings pending or, to the best knowledge of Falcon, threatened relating to or arising out of the employment of any employee or former employee, including without limitation equal employment, employment practices or the terms and conditions of employment or termination of employment. None of the employees listed on the Falcon Disclosure Schedule is represented by a union or other collective bargaining organization, and there is no organizational effort involving Falcon pending or, to the best knowledge of Falcon, threatened which could reasonably be expected to result in such representation. Falcon is not a party to any union or labor agreement.

         3.12 Material Agreements. The Falcon Disclosure Schedule sets forth all notes, bonds, mortgages, indentures, licenses, real and personal property lease and sublease agreements, noncom-petition agreements and arrangements and other material instruments, agreements and obligations to which Falcon is a party as of the date hereof, except for any mortgages in which Falcon or any Subsidiary is mortgagee (the "Material Contracts"). All Material Contracts are valid and in full force and effect, and Falcon is not in breach of any material provision of, or are in default in any material respect under the terms of, any such Material Contract, the effect of which breach or default would have a material adverse effect upon the financial condition, results of operations, business or prospects of Falcon on a consolidated basis.

         3.13 Legal Proceedings; Compliance with Laws. (a) Except as set forth on the Falcon Disclosure Schedule, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the best knowledge of Falcon's management, threatened or probable of assertion, which if decided adversely would have a material adverse effect on the financial condition, results of operations, business or prospects of Falcon on a consolidated basis. Falcon is not aware of any pending or threatened investigation of Falcon by any federal, state, local or foreign governmental or regulatory authority or any formal assertion by any other person relating to or arising out of: (i) the lending patterns, practices, procedures or policies of Falcon (other than examinations of the OTS conducted in the normal course of business) including any claim of disparate impact on, or disparate treatment of, similarly situated applicants or other prospective customers of Falcon; (ii) compliance by Falcon with federal and state regulations governing the conduct of Falcon's banking business or (iii) compliance by Falcon with federal and state securities laws.

         (b) Falcon has complied in all material respects with all laws, ordinances, requirements, regulations, rules or orders applicable to its businesses (including, but not limited to environmental, capital adequacy, fair lending and affiliate transactions laws, securities laws, ordinances, requirements, regulations, rules or orders). Falcon does not permit, and for the past three years has not permitted, the charging of overages by any originator of any consumer loan (other than any residential first mortgage loan) or small business loan. With respect to any loan originated pursuant to which an overage was charged, the charging of such overage, in the opinion of Falcon, did not and will not result in a disparate impact on, or in the disparate treatment of, similarly situated applicants or customers of Falcon.

         (c) Falcon has all licenses, permits, orders and approvals of any federal, state, local or foreign governmental or regulatory body that are necessary for the conduct of the respective businesses of Falcon and each of the Subsidiaries (collectively, the "Falcon Permits"). The Falcon Permits are in full force and effect, no material violations are or have been recorded in respect to any Falcon Permits, and no proceeding is pending or, to the best knowledge of Falcon, threatened to revoke or limit any Falcon Permit. Falcon is not subject to any judgment, order, writ, injunction or decree which materially adversely affects or might reasonably be expected materially adversely to affect, the financial condition, results of operations, business or prospects of Falcon on a consolidated basis.

         3.14 Employee Benefit Plans. (a) The Falcon Disclosure Statement includes a correct and complete list of, and First Maryland has been furnished a true and correct copy of: (i) all retirement, pension, thrift and profit-sharing plans, all deferred compensation, consulting, severance, stock-based compensation and bonus plans, all group insurance contracts and all other incentive, welfare and employee benefit plans, and any trust, annuity or other funding agreements with respect to any of such plans, and all other agreements (including oral agreements) that are presently in effect, or have been approved prior to the date hereof, maintained for the benefit of employees or former employees of Falcon or the dependents or beneficiaries of any employee or former employee of Falcon (the "Employee Plans"), whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) the most recent actuarial and financial reports prepared or required to be prepared with respect to any Employee Plan; and (iii) the most recent annual reports filed with any governmental agency, the most recent favorable determination letter issued by the Internal Revenue Service, and any open requests for rulings or determination letters, that pertain to any such qualified Employee Plan. The Falcon Disclosure Schedule identifies each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each such plan is so qualified.

         (b) Neither Falcon nor any employee pension benefit plan (as defined in Section 3(2) of ERISA and herein, a "Pension Plan") maintained by it, has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any such plan. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

         (c) Except as described in the Falcon Disclosure Schedule, full payment has been made (or proper accruals have been established) of all contributions required to be made under the terms of each Employee Plan, ERISA, or a collective bargaining agreement, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan, and there is no

"unfunded current liability" (as defined in Section 412 of the Code) with respect to any Pension Plan.

         (d) No Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Falcon has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA). Falcon has not participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).

         (e) All Employee Plans that are "employee benefit plans," as defined in
Section 3(3) of ERISA, comply, and have been administered in compliance, in all material respects with ERISA and all other applicable legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Falcon has no liability under any such plan that is not reflected in the consolidated financial statements of Falcon contained in the Falcon Reports as of September 30, 1995.

         (f) No prohibited transaction has occurred with respect to any Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) that would result, directly or indirectly, in liability under ERISA or in the imposition of a excise tax under Section 4975 of the Code.

         (g) The Falcon Disclosure Schedule identifies each Employee Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and which is funded. The funding under each such plan does not exceed the limitations under Section 419A(b) or 419A(c) of the Internal Revenue Code of 1986, as amended (the "Code"). Falcon is not subject to taxation on the income of any such plan.

         (h) The Falcon Disclosure Schedule identifies the method of funding (including any individual accounting) for all post-retirement medical or life insurance benefits for the employees of Falcon. The Falcon Disclosure Schedule also discloses the funded status of these Employee Plans.

         3.15 Insurance. (a) All policies or binders of fire, liability, product liability, workers' compensation, vehicular and other insurance currently maintained by or on behalf of Falcon ("Insurance Policies") are listed in the Falcon Disclosure Schedule, and copies of all Insurance Policies, as well as copies of all insurance policies or binders of Falcon which were in force at any time during the past five years have been maintained by Falcon and have been made available to First Maryland. The Insurance Policies are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by

Falcon. Falcon is not in default with respect to any provision contained in any Insurance Policy and has not failed to give any notice or present any claim under any Insurance Policy in due and timely fashion, in either case where such default or failure to give notice or present any claim would have a material adverse effect on the financial condition, results of operations, business or prospects of Falcon on a consolidated basis. Falcon has not received notice of cancellation or non-renewal of any Insurance Policy. Falcon has no knowledge of any inaccuracy in any application for any Insurance Policy, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any Insurance Policy. Falcon has no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the Insurance Policies. Falcon has not received notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

         (b) Since at least January 1, 1991, Falcon has continuously maintained fidelity, surety, mortgage errors and omissions and savings and loan blanket bond coverages in the amounts customary for a savings association of its size. Since January 1, 1991, the aggregate amount of all claims under such bonds has not exceeded [$100,000.00], and neither Falcon nor Falcon Bank is aware of any facts which would form the basis of a claim under such bonds. Neither has a reason to believe that its fidelity coverage will not be renewed by its carrier on substantially the same terms as its existing coverage.

         3.16 Loan Portfolio. Each loan outstanding on the books of Falcon is in all respects what it purports to be, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in accordance with Falcon's established loan policies. The records of Falcon regarding all loans outstanding on its books are accurate in all material respects. The allowance for loan losses (the "Allowance") shown in the Falcon Reports as of September 30, 1995 was, and the Allowance shown on the consolidated statements of condition for Falcon and its Subsidiaries as of dates subsequent to this Agreement will, in the opinion of Falcon's management, be adequate: (i) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Falcon and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Falcon and its Subsidiaries, (ii) within the meaning of generally accepted accounting principles and (iii) under all applicable regulatory requirements. Except as set forth in the Falcon Disclosure Schedule, no loan or other asset has been classified by Falcon Bank or any regulatory examiner as

"Other Assets Specially Mentioned", "Substandard", "Doubtful", "Classified", "Criticized", "Credit Risk", "Loss", "Concerned Loans", "Watch List Loans" or words of similar import (collectively "Nonperforming Assets"). Each loan reflected as an asset on the Financial Statements contained in the Falcon Reports, is, to the knowledge of Falcon, the legal, valid and binding obligation of the obligor and any guarantor, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful would have a material adverse effect on the financial condition, results of operations, business or prospects of Falcon on a consolidated basis. Except as set forth in the Falcon Disclosure Schedule, Falcon does not know of any pending or threatened action in connection with any material loan or commitment presently or previously made by Falcon relating to claims based on theories of "lender liability" or any other basis. The other real estate owned and in-substance foreclosures included in any Nonperforming Assets are accrued net of reserves at the lesser of cost or market value based on current independent appraisals or current management appraisals.

         3.17 Absence of Changes. Since September 30, 1995, there has not been any material adverse change in the consolidated financial condition, results of operations, business or prospects of Falcon, other than changes resulting from or attributable to (i) changes since such date in laws or regulations (whether enacted or proposed), generally accepted accounting principles or interpretations of either thereof that affect the banking or savings and loan industries generally, (ii) changes since such date in the general level of interest rates, (iii) expenses since such date incurred in connection with the transactions contemplated by this Agreement, (iv) accruals and reserves by Falcon since such date pursuant to the terms of Section 4.5 hereof or (v) any other accruals, reserves or expenses incurred by Falcon since such date with First Maryland's prior written consent. Since September 30, 1995, the business of Falcon has been conducted only in the ordinary course.

         3.18 Brokers and Finders. Except for Legg Mason Wood Walker, Incorporated, neither Falcon nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

         3.19 Environmental Matters. (a) For purposes of this subsection, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environ-
ment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (A) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq.; the Emergency Planning and Community Right To Know Act, 42 U.S.C. ss.11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq.; and all comparable state and local laws, and (B) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or byproduct thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                  "Real Property" means all real property serving as collateral for any loans made by Falcon and any real property owned or operated by Falcon or any other real estate owned (including property held as a trustee or in any other fiduciary capacity).

         (b)      Except as set forth in the Falcon Disclosure Schedule,

                  (i) Falcon has not been and is not now in violation of or liable under any Environmental Law;

                  (ii) none of the Real Property either (A) has been or is in violation of or liable under any Environmental Law or (B) contains any Hazardous Substance; and there are no underground storage tanks on, in or under, and no underground storage tanks have been removed from, any Real Property;

                  (iii) except for any real property owned or operated by Falcon or other real estate owned identified on the Falcon Disclosure Schedule, Falcon has not, and does not now, exercise dominion, management or control over, or participate in the management or control of, any Real Property; and

                  (iv) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of any of the Real Property under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except in the case of clauses (i), (ii) and
(iii) above for such violations and liabilities, and actions, suits, demands, notices, claims, investigations or proceedings, which would not singly or in the aggregate have a material adverse effect on the business, financial condition, results of operations or prospects of Falcon on a consolidated basis.

         3.20 Certain Regulatory Matters. (a) Except as set forth in the Falcon Disclosure Schedule, Falcon is not, and since January 1, 1994 has not been, a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Falcon been advised by any governmental entity that is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Falcon knows of no reason why the regulatory approvals referred to in Section 5.1(c) hereof should not be obtained.

         (b) Except as set forth in the Falcon Disclosure Schedule: (i) Falcon is in compliance in all material respects with the applicable rules and regulations of the OTS, and Falcon has obtained the necessary exemptions or exceptions from such rules and regulations as to the matters noted in the Falcon Disclosure Schedule; (ii) Falcon Bank is in compliance in all material respects with the rules and regulations of the FDIC to the extent such rules and regulations are deemed applicable by regulatory determination (including the rules and regulations issued by the FDIC in its administration of the SAIF); and
(iii) Falcon does not, either directly or through a Subsidiary, hold any corporate debt security not of "investment grade," as defined in Section 222 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), and Falcon is in compliance with the applicable divestiture requirements established by the FDIC as to any such investments noted as exceptions in the Falcon Disclosure Schedule.

         (c) As of September 30 1995, (i) Falcon was in compliance with the minimum capital requirements applicable to savings associations pursuant to 12 CFR ss.567 et seq., including as to leverage ratio requirements, tangible capital requirements and risk based capital requirements and (ii) Falcon met the Qualified Thrift Lender test as set out and defined in Section 303 of FIRREA.

         (d) Since the enactment of FIRREA, Falcon Bank has not made loans on the security of non-residential real property in an aggregate amount in excess of 400% of its capital. Falcon has not been advised by appropriate regulatory authorities that it is in "default" or "danger of default" (as those terms are defined in FIRREA Sections 204(x)(1) and (2)). Since the enactment of FIRREA, except as may be noted in the Falcon Disclosure Schedule, Falcon has been in compliance in all material respects with Sections 23A and 22(h) of the Federal Reserve Act. Except as set forth in the Falcon Disclosure Schedule, there are no "covered transactions" (such term is defined in Section 23A of the Federal Reserve Act) between Falcon Bank and any affiliate Falcon Bank. Falcon has provided all required notices in connection with the addition of new members of the Board of Directors or employment of senior executives as required by Section 914 of FIRREA. All payments, fees and charges assessed by appropriate federal agencies against Falcon, including the Federal Home Loan Bank Board and the OTS, including those assessed pursuant to 12 C.F.R.
ss.502, have been paid in full.

         3.21 Regulation O. Except as set forth in the Falcon Disclosure Schedule, Falcon Bank has no loans to any "principal shareholder," "director" or "executive officer," or to any "related interest" of any such person, as such terms are defined in Regulation O promulgated by the FRB.

         3.22 State Takeover Laws. Falcon has taken all steps necessary to irrevocably exempt the Merger from any applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

         3.23 Falcon Action. The Board of Directors of Falcon (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interest of each of Falcon and its stockholders, and
(ii) approved this Agreement and the transactions contemplated by this Agreement and (iii) directed that the Merger be submitted for consideration by Falcon's stockholders at a special meeting of the stockholders duly called by the Falcon Board of Directors.

         3.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Falcon Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Falcon capital stock necessary to approve this Agreement and the transactions contemplated hereunder.

         3.25 Material Interest of Certain Persons. Except as disclosed in the Falcon Disclosure Schedule, no officer or director of Falcon nor any "associate" (as such term is defined in Rule 14a-1 under the 1934 Act) of any such officer or director, has any material interest in any Material Contract or property
(real or personal), tangible or intangible, used in or pertaining to the business of Falcon.

         3.26 Persons Authorized to Act. The Falcon Disclosure Schedule sets forth (i) the current directors and officers of Falcon and (ii) each bank account of Falcon and each person authorized to draw on such account; each safe deposit box of Falcon and each person entitled to have access thereto; and each person authorized to borrow money on behalf of Falcon.

         3.27 Information in Disclosure Documents, Registration Statement, etc. None of the information with respect to Falcon provided by Falcon for inclusion in any proxy statement of Falcon (the "Proxy Statement") required to be mailed to Falcon's stockholders in connection with the Merger will, in the case of the Proxy Statement or any amendment or supplements thereto, at the time of the mailing of the Proxy Statement and any such amendments and supplements, and at the time of the Falcon stockholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder.

         3.28 Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list, document or other written information furnished by or on behalf of Falcon at any time to First Maryland, in connection with this Agreement, including, without limitation, the Falcon Disclosure
Schedule, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Falcon to First Maryland is or will be a true and complete copy of such document, unmodified except by another document delivered by Falcon.

         IIIA.  REPRESENTATIONS AND WARRANTIES OF FIRST MARYLAND.

         First Maryland represents and warrants to Falcon on the date hereof and on the Closing Date as follows:

         3A.1 Organization, Standing and Power. (a) First Maryland is a corporation duly organized, validly existing and in good standing (where applicable) under the laws of the State of Maryland and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a material adverse effect upon its financial condition, results of operations, business or prospects on a consolidated basis. First Maryland is registered as a bank holding company under the BHCA. First Maryland has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         (b) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a material adverse effect upon its financial condition, results of operations, business or prospects on a consolidated basis. Newco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. All of the outstanding capital stock of Newco is owned by First Maryland, free and clear of any lien, claim or other encumbrance.

         3A.2 Authority. (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of First Maryland, and this Agreement is a valid and binding obligation of First Maryland, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by First Maryland, respectively with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Charter or Articles of Incorporation or By-laws or a default (or give rise to any right of termination cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which First Maryland is a party, or by which it or any of its properties or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable or First Maryland, respectively or any of their respective properties or assets.

         (b)  Assuming  (i) that the  requirements  of the Exchange Act are met,
(ii) that any filings or approvals required to be obtained from the FRB under or pursuant to the BHCA, from the OTS, from the Virginia State Corporation Commission under or pursuant to applicable state law, from the Minister for Employment and Enterprise of Ireland and from the Central Bank of Ireland are obtained, (iii) that the filing of any appropriate Certificate of Merger and Articles of Merger pertaining to the Merger is made, and (iv) that the approval of the Merger and this Agreement by the holders of Falcon Common Stock is obtained, no consent or approval by any governmental authority or other person is required in connection with the execution and delivery by First Maryland of this Agreement or the consummation by such entity of the transactions contemplated hereby.

         3A.3 Reports and Financial Statements. Since January 1, 1994, First Maryland has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC under the 1934 Act ("FMB Reports"). As of their respective dates, the FMB Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements of First Maryland included in the FMB Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of First Maryland its subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of First Maryland and its consolidated subsidiaries, contingent or otherwise, except as disclosed in the FMB Reports.

         3A.4 Brokers and Finders. Neither First Maryland nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

         3A.5 Agreements with Bank Regulators, etc. Neither First Maryland nor any of its bank subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental entity that is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. First Maryland does not know of any reason why the regulatory approvals referred to in Section 5.1(c) hereof should not be obtained.

         3A.6 Proxy Statement. None of the information with respect to First Maryland provided by it for inclusion in the Proxy Statement will in the case of the Proxy Statement or any amendment or supplements thereto and at the time of the mailing of the Proxy Statement and any amendments and supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they are made, not misleading.

         ARTICLE IV: CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME OF THE MERGER.

         4.1 Access to Records and Properties of Falcon and its Subsidiaries. Between the date of this Agreement and the Effective Time of the Merger, Falcon agrees to give First Maryland reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its Subsidiaries and to cause its officers to furnish First Maryland with such financial and operating data and other information with respect to the business and properties as First Maryland shall from time to time request for the purposes of verifying the warranties and representations set forth herein, preparing applicable regulatory filings (as set forth in Section 4.9), confirming the conditions to Closing and preparing consolidated financial statements of Falcon as of a date prior to the Effective Time of the Merger in order to assist First Maryland in performance of its post-Closing Date financial reporting requirements; provided, however, that any such investigation shall be conducted in such manner so as not to interfere unreasonably with the operation of the business of Falcon or its Subsidiaries. In the event of termination of this Agreement, First Maryland will return to Falcon all documents, work papers and other material (including all copies made thereof) obtained pursuant hereto in connection with the transactions contemplated hereby and will use all reasonable efforts to keep confidential any information obtained pursuant to this Agreement unless such information is readily ascertainable from public or published information or trade sources.

         4.2 Proxy Statement; Stockholder Approval. Falcon will duly call and will hold a special meeting of its stockholders as soon as practicable for the purpose of approving the Merger and will comply fully with the provisions of the Delaware Corporation Law, the 1933 Act and the 1934 Act, and the Certificate of Incorporation and By-laws of Falcon relating to the calling and holding of a special meeting of stockholders for such purpose. Unless the Board of Directors of Falcon have received the written opinion of Muldoon, Murphy & Faucette or other independent counsel reasonably acceptable to First Maryland ("Falcon Counsel") to the effect that making such a recommendation would cause the Board of Directors to violate its fiduciary duty under Delaware Corporation Law, then the Board of Directors of Falcon will recommend to stockholders of Falcon that they vote in favor of and approve the Merger. Falcon will, with the cooperation and assistance of First Maryland, prepare the Proxy Statement to be used in connection with such meeting, and Falcon covenants and agrees that it will not include information in the Proxy Statement or otherwise use proxy material in connection with such meeting to which First Maryland reasonably objects. Falcon covenants that none of the information supplied by Falcon, and First Maryland covenants that none of the information supplied by

First Maryland, in the Proxy Statement will, at the time of the mailing of the Proxy Statement to Falcon stockholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Proxy Statement, up to and including the date of the meeting of Falcon stockholders to which the Proxy Statement relates, none of such information in the Proxy Statement as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

         4.3 Operation of the Business of Falcon. Falcon agrees that from the date hereof to the Effective Time of the Merger, it will operate and cause to be operated its businesses substantially as presently operated and only in the ordinary course and in general conformity with applicable laws and regulations, and, consistent with such operation, it will use its best efforts to preserve intact its present business organizations and its relationships with persons having business dealings with it (including, without limitation, key officers and employees). Without limiting the generality of the foregoing, Falcon agrees that it will not, without the prior written consent of First Maryland, (i) make any change in the compensation or title of any executive officer of Falcon; (ii) make any change in the compensation or title of any other employee of Falcon, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to First Maryland;
(iii) enter into or make any payments or awards under any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement or increase benefits under existing plans; provided, (A) that Falcon may pay cash bonuses to employees pursuant to the terms of the Falcon periodic cash bonus plans described in the Falcon Disclosure Schedule and (B) that prior to the Closing, in consultation with First Maryland, Falcon may by letter to certain employees identified in the Falcon Disclosure Schedule confirm such employees' terms of continued employment with Falcon, as the case may be; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend any Certificate of Incorporation, Charter, Articles of Association or By-laws; (vi) declare or pay any dividend in cash, property or securities of Falcon, other than the regular quarterly dividend of $.03 per share on the Falcon Common Stock out of current earnings, or issue or contract to issue any shares of Falcon capital stock or securities exchangeable for or convertible into capital stock, except shares of

Falcon Common Stock which may be issued pursuant to the exercise of Falcon Options outstanding as of the date hereof; (vii) purchase any shares of Falcon Common Stock; (viii) enter into or assume any material contract or obligation, except in the ordinary course of business; (ix) waive any right of substantial value; (x) propose or take any other action which would make any representation or warranty in Article III hereof untrue at the Effective Time of the Merger;
(xi) materially modify any existing deposit instrument or materially amend its policies and procedures relating the establishment of the rate of interest paid on deposits; (xii) make any change in policies respecting applications for credit, extensions of credit or loan charge-offs; (xiii) change its reserve requirement policies; (xiv) change its liquidity, asset/liability management, investment or Derivatives policies; (xv) modify, extend or renew any lease or other Material Contract and will notify First Maryland in writing not less than thirty (30) days prior to the expiration of any applicable notice period with respect to any extension or renewal option or the expiration of the term of any such agreement; or (xvi) propose or take any action with respect to the closing, relocation or remodeling of any branches. Falcon further agrees that, between the date of this Agreement and the Effective Time of the Merger, it will consult and cooperate with First Maryland regarding: (w) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures; (x) testing, review and implementation of fair lending compliance procedures; (y) investment securities, Derivatives and funds management, including management of interest rate risk; and (z) the termination of any Falcon contract required by First Maryland to be terminated as of the Effective Time of the Merger.

         4.4 Commercial Credits. Between the date hereof and the Effective Time of the Merger, Falcon will (a) advise First Maryland of any loan, letter of credit or other credit facility of Falcon in excess of $500,000 (i) which it proposes to extend to a new or existing borrower, (ii) which it proposes to restructure with an existing borrower, (iii) under which it proposes to take enforcement or collection action, or (iv) which it proposes to sell or transfer, and (b) await First Maryland's advice (if any) with respect to any such credit facilities prior to taking any action it is considering with regard to any such credit facilities. If First Maryland advises Falcon that any such credit facility or the action to be taken with respect to any such credit facility does not meet with existing First Maryland credit standards or procedures, Falcon shall use their respective best efforts to undertake such action with respect to such facility as is recommended by First Maryland.

         4.5      Operating Synergies; Conformance to Reserve Policies,
Etc.  (a) Between the date hereof and the Effective Time of the
Merger, Falcon management will work with First Maryland to
achieve appropriate operating efficiencies following the Closing Date. At the request of First Maryland and upon receipt by Falcon of written confirmation from First Maryland that there are no conditions to the obligations of First Maryland under this Agreement set forth in Article V which it believes will not be fulfilled so as to permit them to consummate the transactions contemplated hereby, on the day prior to the Effective Time of the Merger, Falcon shall establish such additional accruals, reserves and charge-offs, through appropriate entries in its accounting books and records, as may be necessary to conform Falcon's accounting and credit loss reserve practices and methods to those of First Maryland (as such practices and methods are to be applied from and after the Effective Time of the Merger) and to First Maryland's plans with respect to the conduct of the business of Falcon following the Merger and the costs and expenses relating to the consummation by Falcon of the transactions contemplated hereby. Any such accrual, reserve or charge-off requested by First Maryland under this Section 4.5 (and not otherwise specifically required by another provision of this Agreement) shall not be deemed to cause any representation and warranty of Falcon to not be true and accurate as of the Effective Time of the Merger.

         (b) Falcon may, with the concurrence of First Maryland, terminate the employment of Carroll E. Amos ("Amos") and/or Wade Hotsenpiller ("Hotsenpiller") prior to the Closing Date. If such a termination occurs, then First Maryland agrees that the execution and delivery this Agreement constitutes a "change in control" under the terms of the Employment Agreements, each dated November 1, 1995, between Falcon and Amos and Hotsenpiller, respectively (the "Amos Agreement" and the "Hotsenpiller Agreement," respectively) and that Falcon may make the payments and incur the obligations set forth under Section 5 of the Amos Agreement and the Hotsenpiller Agreement. First Maryland further agrees that in such event, Falcon may also make payments to Amos and Hotsenpiller pay in respect of earned and unused vacation for calendar year 1996 and for any earned and unused vacation carried over from calendar year 1995 in accordance with Falcon's vacation policy as set forth in the Falcon Disclosure Schedule.

         4.6 Consents and Estoppel Letters. Falcon shall use its best efforts to obtain, within ninety (90) days of the date of this Agreement, (a) from all lessors (direct and indirect) of real property leased or subleased by Falcon ("Lessors"), and to deliver copies of the same to First Maryland, (i) any Lessor consents required to assign any leases of real property (the "Leases") to First Maryland (such consents being subject only to the consummation of the Merger) and (ii) estoppel letters in form and content reasonably satisfactory to First Maryland, and (b) from any third party, any required third party consents necessary to assign any Material Contract of Falcon to First Maryland. Falcon further agrees to use its best efforts to obtain, or to cause its Subsidiaries to obtain, such consents, assignments and estoppel letters with respect to leases or subleases of its Subsidiaries as may be reasonably requested by First Maryland in order to effect a merger or a sale of assets of any Subsidiary with or to one or more subsidiaries of First Maryland.

         4.7 Public Announcements. The initial press release announcing this Agreement shall be a joint press release and thereafter each party will consult with the other before issuing any press release or otherwise making any public statements or making any filings with governmental or regulatory entities with respect to the Merger, and shall not issue any press release or make any such public statement prior to such consultations except as may be required by law.

         4.8 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms or First Maryland shall have otherwise consented in writing, neither Falcon, any Subsidiary nor any of their executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than First Maryland) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving Falcon or disclose, directly or indirectly, any information not customarily disclosed to the public concerning Falcon, afford to any other person access to the properties, books or records of Falcon or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets, except in a situation in which a majority of the full Board of Directors of Falcon has determined in good faith, upon the written opinion of Falcon Counsel, that such Board has a fiduciary duty to shareholders under applicable law to consider and respond to a bona fide proposal by a third party (which proposal was not directly or indirectly solicited by Falcon or any of their respective officers, directors, representatives, agents or affiliates) and provides written notice of its intention to consider such proposal and the material terms thereof to First Maryland at least five (5) days before responding to the proposal. Falcon will promptly communicate to First Maryland the terms of any proposal which it may receive in respect to any of the foregoing transactions, and any discussions or negotiations or any similar activity with respect to any of the foregoing transactions with any party other than First Maryland which may have heretofore been conducted shall cease immediately.

         4.9 Regulatory Filings; Best Efforts. First Maryland and Falcon shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and submit the filings for approval with the Central Bank of Ireland, the Minister for Employment and Enterprise for Ireland, the FRB, the OTS and the Virginia State Corporation Commission as soon as practicable after the date hereof. First Maryland and Falcon shall use their best efforts to obtain approvals for such filings. Each of First Maryland and Falcon shall use its best efforts, in good faith, to take all such actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and to consummate and make effective a merger or sale of assets of any Subsidiary with or to one or more subsidiaries of First Maryland.

         4.10  Additional  Pre-Closing  Covenants of Falcon.  (a) Within seventy
(70) days of the date of this Agreement, Falcon shall obtain from a consultant reasonably satisfactory to First Maryland an environmental assessment as to such matters as First Maryland shall reasonably request of any and all real property owned or leased by Falcon or any Subsidiary (whether used in the operation of the respective businesses of such entities or classified as other real property owned) ("Environmental Assessments");

         (b) On or before the Closing Date, Falcon shall take such remedial action as may be necessary, in the reasonable judgment of First Maryland to remove any Hazardous Substance or to otherwise ensure compliance with any and all Environmental Laws ("Remedial Action");

         (c) On or before the Closing Date, Falcon shall cooperate with First Maryland in connection with First Maryland's efforts to arrange for the post-Closing divestiture of certain assets of Falcon; and

         (d) Promptly following receipt by Falcon, Falcon shall provide a copy of the actuarial valuation of Falcon's pension plan assets as of June 30, 1995.

         ARTICLE V:  CONDITIONS OF MERGER.

         5.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to perform this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:

         (a) All action necessary to authorize the execution, delivery and performance of this Agreement by Falcon and the consummation of the transactions contemplated herein (including the stockholder actions referred to in Section 4.2) shall have been duly and validly taken by the Boards of Directors of Falcon and by the stockholders of Falcon and Falcon shall have full power and right to merge on the terms provided herein.

         (b) All action necessary (i) to authorize the execution, delivery and performance of this Agreement by First Maryland and the consummation of the transactions contemplated herein shall have been duly and validly taken by the Board of Directors of Allied Irish Banks, p.l.c., parent of First Maryland and
(ii) to authorize the execution, delivery and performance of this Agreement by First Maryland and the consummation of the transactions contemplated herein shall have been duly and validly taken by the Board of Directors of First Maryland.

         (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any federal, state and foreign regulatory authorities having jurisdiction over any of the parties (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain which would not be materially adverse to the combined businesses of First Maryland and Falcon taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time of the Merger; provided, however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable, in the reasonable opinion of the Board of Directors of First Maryland or of Falcon, the consummation of the transactions contemplated hereby.

         (d) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States or any comparable order issued by any court in Ireland which prevents the consummation of the Merger shall have been issued and remain in effect.

         5.2 Conditions to Obligations of First Maryland to Effect the Merger. The obligations of First Maryland to perform this Agreement are subject to the satisfaction at or prior to the

Effective Time of the Merger of the following  conditions unless waived by First
Maryland:

         (a) The representations and warranties of Falcon set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger, as though made on and as of such time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); Falcon shall have performed and complied with in all material respects all obligations required to be performed or complied with by it under this Agreement prior to the Effective Time of the Merger; and First Maryland shall have received a certificate signed by the President of Falcon to such effect and setting forth all changes to the Falcon Disclosure Schedule from the date hereof to the Effective Time of the Merger.

         (b) Between the date hereof and the Closing Date, there shall have been no material adverse change in the business, financial condition, results of operations or prospects of Falcon, other than (i) changes during such time period in laws or regulations (whether enacted or proposed), generally accepted accounting principles or interpretations of either thereof that affect the banking or savings and loan industries generally, (ii) changes since such date in the general level of interest rates, (iii) expenses incurred in connection with the transactions contemplated by, and which are permitted by, this Agreement, (iv) accruals and reserves by Falcon since such date pursuant to the terms of Section 4.5 hereof or (v) any other accruals, reserves or expenses incurred by Falcon since such date with First Maryland's prior written consent.

         (c) No litigation, arbitration, mediation, investigation, inquiry or other proceeding is pending, threatened or, in the reasonable, good faith judgement of First Maryland, likely to be commenced against Falcon, any Subsidiary or any of its stockholders, directors, officers or employees, or against First Maryland, any subsidiary of First Maryland or any of their respective directors, officers or employees, relating to or arising out of (i) trading in Falcon Common Stock prior to the date of this Agreement, (ii) the alleged disparate treatment of similarly situated loan applicants or other customers of Falcon or any Subsidiary or (iii) the alleged disparate impact of any policies or procedures of Falcon or any Subsidiary on similarly situated loan applicants.

         (d) The form and substance of all legal matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to counsel for First Maryland, and First Maryland shall have received from Falcon Counsel an opinion addressed to First Maryland and dated the Closing Date, covering the matters set forth on Exhibit A hereto.

         5.3 Conditions to Obligations of Falcon. The obligation of Falcon to perform this Agreement is subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:

         (a) The representations and warranties set forth in Article IIIA hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); First Maryland shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement prior to the Effective Time of the Merger; and Falcon shall have received a certificate signed by an executive officer of First Maryland to such effect.

         (b) The Board of Directors of Falcon shall have received a letter, in form and substance reasonably satisfactory to it, from Legg Mason Wood Walker, Incorporated to the effect that the terms of the Merger are fair from a financial point of view to the holders of Falcon Common Stock.

         (c) The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Falcon Counsel.

         ARTICLE VI:  CLOSING DATE; EFFECTIVE TIME.

         6.1 Closing Date. Unless another date or place is agreed to in writing by the parties, the closing (the "Closing") of the transactions contemplated in this Agreement shall take place at the offices of First Maryland, 25 South Charles Street, Baltimore, Maryland 21201, at 10:00 o'clock A.M., local time, on such date as First Maryland shall designate to Falcon at least 10 days prior to the designated Closing Date and is reasonably acceptable to Falcon; provided, that the date so designed shall not be earlier than 30 days or later than 60 days following date of the decision of the FRB, the OTS, the Virginia Bank Commissioner, the Minister for Employment and Enterprise for Ireland or the Central Bank of Ireland, whichever decision is later, approving the Merger (the "Closing Date").

         6.2 Filings at Closing. Subject to the provisions of Article V, at the Closing Date, First Maryland shall cause a Certificate of Merger relating to the Merger to be filed in accordance with the Delaware Corporation Law and Articles of Merger in accordance with Maryland law and each of First Maryland and Falcon shall take any and all lawful actions to cause the Merger to become effective.


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



         6.3 Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the time of the last to occur of the filing of: (a) the Certificate of Merger with the Delaware Secretary of State or (b) Articles of Merger with the Maryland State Department of Assessments and Taxation (the "Effective Time of the Merger").

         ARTICLE VII: TERMINATION; SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; WAIVER AND AMENDMENT.

         7.1 Termination. This Agreement shall be terminated, and the Merger abandoned, if the stockholders of Falcon shall not have given the approval required by Section 4.2 on or before June 30, 1996. Notwithstanding such approval by such stockholders, this Agreement may be terminated at any time prior to the Effective Time of the Merger:

         (a) by the mutual consent of First Maryland and Falcon, as expressed by their respective Boards of Directors;

         (b) by either First Maryland or Falcon, as expressed by their respective Board of Directors, after June 30, 1997, or such later date as may be established by First Maryland, in its sole discretion, to permit any Remedial Action required by First Maryland to be completed;

         (c) by First Maryland in writing authorized by its Board of Directors if Falcon has, or by Falcon in writing authorized by its Board of Directors if First Maryland has, in any material respect, breached (i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty contained herein notwithstanding any qualification therein relating to the knowledge of the other party;

         (d) by either First Maryland or Falcon, as expressed by their respective Boards of Directors, in the event that any of the conditions precedent to the obligations of such parties to consummate the Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that neither party shall be entitled to terminate this Agreement pursuant to this subparagraph (d) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed;

         (e) by First Maryland, if its Board of Directors shall have determined in its sole discretion that the Merger has become inadvisable or impracticable by reason of (i) the institution of any litigation, proceeding, inquiry or investigation to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement or (ii) public commencement of a competing offer for Falcon Common Stock which is better than First Maryland's offer, which is accepted or not opposed by Falcon and which First Maryland certifies to Falcon, in writing, it is unwilling to meet;

         (f) by First Maryland if any Environmental Assessment has not been completed or is for any reason not reasonably satisfactory to First Maryland or if Falcon shall fail to undertake any Remedial Action in accordance with Section 4.10(b) hereof;

         (g) by First Maryland or Falcon if the FRB, the OTS, the Virginia State Corporation Commission, the Minister for Employment and Enterprise for Ireland or the Central Bank of Ireland deny approval of the Merger and the time period for all appeals or requests for reconsideration has run; or

         (h) by First Maryland if dissents to the Merger shall have been filed with Falcon by the holders of 15% or more of the outstanding shares of Falcon Common Stock pursuant to the Delaware Corporation Law.

         7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement, other than the provisions of Sections 4.1 (last sentence), 7.2 and 9.1, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

         7.3 Survival of Representations, Warranties and Covenants. The respective representations and warranties, obligations, covenants and agreements (except for those contained in Sections 1.3, 2.1, 2.2, 2.3, 2.4, 2.5, 4.1 (last sentence), 8.1 and 9.1, which shall survive the effectiveness of the Merger) of First Maryland and Falcon contained herein shall expire with, and be terminated and extinguished by, the effectiveness of such merger and shall not survive the Effective Time of the Merger.

         7.4 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meeting of Falcon stockholders referred to in Section 4.2 hereof, excepting statutory requirements and requisite approvals of stockholders and regulatory authorities, provided that any such amendment or waiver executed after stockholders of Falcon have approved this Agreement shall not modify either the amount or form of the consideration to be received by such stockholders for their shares of Falcon Common Stock or otherwise materially adversely affect such stockholders without their approval.

         ARTICLE VIII:  ADDITIONAL COVENANTS.

         8.1  Indemnification  of  Falcon  Officers  and  Directors.  After  the
Effective Time of the Merger, First Maryland shall indemnify and hold harmless directors, officers and employees who have rights to indemnification from Falcon under the Certificate of Incorporation and By-laws of Falcon immediately prior to the Effective Time of the Merger (the "Indemnified Parties") from and against any and all claims, suits, actions, investigations and other proceedings arising out of or in connection with activities in such capacity prior to the Effective Time of the Merger, or on behalf of, or at the request of Falcon ("Claims"), and shall advance expenses incurred with respect to the foregoing, as they are incurred, in each case to the fullest extent permitted under the Certificate of Incorporation and By-laws of Falcon, as in effect on the date hereof, and to the extent legally permitted to do so. The obligations of First Maryland under this
Section 8.1 shall survive the Merger and shall continue in full force and effect following the Effective Time of the Merger for a period of not less than three years; provided, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and further provided, that First Maryland shall have no obligation to indemnify or to advance expenses to any person who is the subject of a Claim relating to or arising out of his or her trading in Falcon Common Stock prior to the date of this Agreement.

         8.2 Employee Matters. (a) Nothing contained in this Agreement shall be construed to obligate First Maryland to continue the employment of any employee of Falcon or any Subsidiary after the Effective Time of the Merger.

         (b) For purposes of this Section 8.2, (i) the term "Terminated Employee" means an employee of Falcon as of the date of this Agreement and with respect to whom First Maryland notifies Falcon in writing that such person's employment will not be continued by First Maryland following the Closing Date and (ii) the term "Continued Employee" means an employee of Falcon as of the date of this Agreement and with respect to whom First

Maryland notifies Falcon in writing that such person's employment will be continued by First Maryland following the Closing Date. Neither term shall include Carroll E. Amos or Wade Hotsenpiller.

         (c) Each Terminated Employee will be entitled to a severance payment from First Maryland, the amount of which will be calculated using such person's base salary (exclusive of commissions and bonuses) as of the Closing Date as set forth ont he falcon Disclosure Schedule and the formulas set forth on Schedule 8.2A, giving credit for all service with Falcon through the Closing Date; provided, that if a Terminated Employee is listed on Schedule 8.2B, then the number of weeks used to calculate the severance payment shall be as provided on
Schedule 8.2B. Any such severance payment (less applicable income and employment tax withholding) will be paid in a lump sum within fifteen days after the Closing Date. Each Terminated Employee will also be entitled to receive a payment (i) in respect of earned and unused vacation for calendar year 1996 and for any earned and unused vacation carried over from calendar year 1995 in accordance with Falcon's vacation policy as set forth in the Falcon Disclosure Schedule and (ii) for amounts, if any, payable to such person under the Falcon cash bonus plans disclosed on the Falcon Disclosure Schedule, prorated (on a monthly basis) as necessary if the Closing Date occurs prior to June 30, 1996.

         (d) If within six months after the Closing Date, the employment with First Maryland of any Continued Employee is terminated by First Maryland for any reason other than "Cause" and the Employee is not offered a "comparable job" with First Maryland, then such Employee will be entitled to a severance payment from First Maryland, the amount of which will be calculated using such person's base salary (exclusive of commissions and bonuses) as of the Closing Date as set forth ont he falcon Disclosure Schedule and the formulas set forth on Schedule 8.2A, giving credit for all service with Falcon before, and with First Maryland after, the Closing Date; provided, that if such Continued Employee is listed on
Schedule 8.2B, then the number of weeks used to calculate the severance payment shall be as provided on Schedule 8.2B. Any such severance payment (less applicable income and employment tax withholding) will be paid in a lump sum within ten days after the Continued Employee's employment with First Maryland is terminated.

         (e) After the Closing Date, First Maryland shall determine in its discretion whether the Falcon qualified pension plan will be terminated, will be maintained as a separate plan and if so, for how long and under what conditions, or will be merged into a qualified pension plan maintained by First Maryland or one of its affiliates.

         (f)(i) Subject to the following provisions of this paragraph (f), commencing on January 1, 1997 or such earlier date as First Maryland may determine in its discretion (such date, the "Benefit Commencement Date"), a Continued Employee shall be eligible to participate in the employee benefit plans of First Maryland on the same basis as such plans and benefits are offered to similarly situated employees of First Maryland, and such Continued Employee shall receive credit for eligibility, vesting and, with respect to First Maryland's qualified pension plan, benefit accrual purposes, under each employee benefit plan provided by First Maryland to Employees for the service credited for such purpose under the comparable employee benefit plan (if any) provided to a Continued Employee immediately prior to the Effective Date of the Merger. The Benefit Commencement Date may be different for different First Maryland employee benefit plans and other fringe benefits. Until the Benefit Commencement Date for a particular employee benefit plan, First Maryland will maintain the analogous Falcon Employee Plan on the same terms and conditions as in effect immediately prior to the Effective Time of the Merger.

                  (ii)  For  purposes  of this  paragraph  (f)  only,  "employee benefit plans" includes, without limitation, pension and profit sharing plans, health and dental insurance, flexible spending accounts (health care and dependent care), disability insurance, life and accident insurance, severance, sickness and vacation benefits and employee loan and banking privileges; provided, that during the six-month period following the Closing Date, participation in any First Maryland severance plan shall be determined under
Section 8.2(d) hereof.

                  (iii) First Maryland agrees that for any Continued Employee who becomes a participant as of the Benefit Commencement Date in a health, life insurance or long-term disability plan maintained by First Maryland, any preexisting condition limitation or exclusion, any proof of insurability requirement or any waiting period in such plan shall not be applicable to such Continued Employee or to such Continued Employee's eligible dependents who are enrolled in any such plan of Falcon's as of the Closing Date.

         (g) Notwithstanding anything in this Agreement to the contrary, a Continued Employee's benefit under the First Maryland pension plan shall be calculated using the benefit formula under the Falcon pension plan in effect at the Effective Time of the Merger for the period of time from such employee's original hire date at Falcon to the Closing Date, and using the benefit formula under the First Maryland pension plan for the period of time from the Closing Date to such employee's termination date.

         (h) The home mortgage loan program maintained by Falcon for its employees, which is described in the Falcon Disclosure
Schedule, will be terminated on the Closing Date.  Each
Terminated Employee and Continued Employee participating in such program as of the Closing Date shall have six months from the Closing Date within which to refinance his or her home mortgage loan obtained under the program. After the end of such period, any such loan which has not been refinanced will bear interest at the rate specified in the related loan documents for a non-employee of Falcon.

         (i) For purposes of this Section 8.2, the terms "Cause" and "comparable job" shall have the meanings given them in Schedule 8.2C.

         8.3 Certain Change of Control Matters. From and after the date hereof, except as otherwise expressly provide for in this Agreement and except with respect to the employment agreements, each dated November 1, 1995, between Falcon and Carroll E. Amos and Wade Hotsenpiller, respectively, Falcon shall take all action necessary so that he execution and delivery of this Agreement will not (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employees under any Falcon benefit plan or otherwise; (ii) increase any benefits otherwise payable under any Falcon benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

         ARTICLE IX:  MISCELLANEOUS.

         9.1 Expenses. Each party hereto shall bear and pay the costs and expenses incurred by it relating to the transactions contemplated hereby.

         9.2 Entire Agreement. This Agreement contains the entire agreement First Maryland, Newco and Falcon with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         9.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

         9.4 Notices. All communications and notices permitted or required under this Agreement shall be in writing and shall be sent (i) by hand delivery, (ii) by commercial overnight courier, (iii) by first class mail, postage prepaid, or
(iv) by facsimile transmission, to a party using the following information, or such other information as a party has given to the other party in the manner specified in this Section 9.4:

         If to First Maryland:

                  First Maryland Bancorp
                  25 S. Charles Street, MS 101-870
                  Baltimore, Maryland  21201

                  Attn: Jeffrey D. Maddox
                  Fax: (410) 244-4459

                  Copy to:

                  First Maryland Bancorp
                  25 S. Charles Street, MS101-850
                  Baltimore, Maryland 21201
                  Attn: General Counsel
                  Fax: (410) 244-3817

         If to Falcon:

                  Falcon Bancorp, Inc.
                  570 Herndon Parkway
                  Herndon, Virginia 22070
                  Attn: Carroll E. Amos
                  Fax: (703) 478-0457

                  Copy to:

                  Muldoon, Murphy & Faucette
                  5101 Wisconsin Ave., NW
                  Washington, D.C. 20016
                  Attn: George W. Murphy, Jr.
                  Fax: (202) 363-5068

         A notice hereunder shall be deemed given (a) upon receipt, in the case of hand delivery, (b) one day after delivery to the courier, in the case of commercial overnight courier, (c) three days after deposit in the U.S. mail, in the case of first class mail or (d) when completely sent and received, as evidenced by a transmission or activity report of the sender's facsimile machine, in the case of facsimile transmission.

         9.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         9.6 Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

         9.7 Assignment. None of the parties to this Agreement may assign or delegate any of their respective rights, duties or obligations hereunder without the prior written consent of the other parties hereto; provided, however, the parties expressly agree that First Maryland and/or Newco shall be permitted to assign and delegate all, but not less than all, of its rights, duties and obligations hereunder to any person or entity con-trolled by, in control of, or under common control with, First Maryland and that upon any such assignment and delegation, such assignee shall be deemed for all purposes to have made the covenants, representations and warranties of First Maryland contained herein.









                     (rest of page left blank intentionally)

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the date set forth above.

WITNESS/ATTEST                      FIRST MARYLAND BANCORP


____________________                By:  JEREMIAH E. CASEY
                                         Jeremiah E. Casey, Chairman of
                                         the Board


                                    FMB ACQUISITION CORP.


____________________                By:  JEREMIAH E. CASEY
                                         Jeremiah E. Casey, Chairman of
                                         the Board



                                    1ST WASHINGTON BANCORP, INC.

____________________                By:  CARROLL E. AMOS
                                         Carroll E. Amos, Chief Execu-
                                         tive Officer